Exhibit  11

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

                           COMPAQ COMPUTER CORPORATION
          STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE


                                    QUARTER ENDED
                                      MARCH 31,
                                      ---------
                                  1998          1997
                                  ----          ----
                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

BASIC EARNINGS PER COMMON SHARE

Shares used in computing basic earnings per common share:
     Weighted average number of shares outstanding            1,523   1,494
                                                             ======  ======

Earnings:
     Net income                                              $   16  $  414
                                                             ======  ======

Basic earnings per common share                              $ 0.01  $ 0.28
                                                             ======  ======


DILUTED EARNINGS PER COMMON SHARE

Shares used in computing diluted earnings per common share:
     Weighted average number of shares outstanding            1,523   1,494
     Incremental shares attributed to outstanding options        61      47
                                                             ------  ------
                                                              1,584   1,541
                                                             ======  ======

Earnings:
     Net income                                              $   16  $  414
                                                             ======  ======

Diluted earnings per common share                            $ 0.01  $ 0.27
                                                             ======  ======


See  accompanying  notes  to  consolidated  financial  data.
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